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                   EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT

         List of Subsidiaries of the Company at March 31, 2000:


NAMES OF SUBSIDIARIES UNDER WHICH THEY DO BUSINESS:     STATE OF INCORPORATION:

AMT Environmental Products Inc. ("AMT")                 British Columbia, Canada

PSI Acquisitions Corp. ("PAC")                          British Columbia, Canada

Alternative Materials Technology, Inc. (AMT "USA")      Nevada, USA


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